Exhibit 10.3
ALC Aircraft Limited 22 Earlsfort Terrace Dublin 2, DO2 E277, Ireland	+35319695300 info@airleasecorp.com www.airleasecorp.com
April 16, 2025
Strictly Private & Confidential
By Email
John Plueger
Air Lease Corporation
2000 Avenue of the Stars
Suite 1000N
Los Angeles
CA 90067
Re: Amendment to Contract of Employment
Dear Mr. Plueger,
We refer to your contract of employment with ALC Aircraft Limited (the Company) dated 14 February 2023 (the Employment Contract). Defined terms used but not defined herein shall have the meanings ascribed to such terms in the Employment Contract.
Further to our recent discussions, we are pleased to confirm that, with effect from May 1, 2025, it is expected that you will devote 50% of your working time to your duties under the Employment Contract and, as a result, your Basic Salary will increase from €292,000 to €440,000 gross per annum. This will be reflected in the next payroll and will be subject to the normal payroll deductions.
Please note that, save as to the extent outlined above, all other terms and conditions of your Employment Contract remain unchanged and continue in full force and effect.

Please confirm your acceptance of the terms of this Side Letter by signing the acknowledgment below and returning the same to Courtney McKeown via email no later than April 30, 2025. If you have any questions on the above, please feel free to contact me.
We look forward to continuing to work with you.

Yours sincerely

/s/Carol Forsyte
Carol Forsyte
Director
For and on behalf of ALC Aircraft Limited

NOTICE OF ACCEPTANCE
I hereby confirm that I have read, understand and agree to the above terms.

SIGNED:	/s/ John L. Plueger
DATE:	April 30, 2025